Exhibit 99.1

News Release For Immediate Release
Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey’s Signs Agreement to Acquire 24 Stop-n-Go Stores

Ankeny, IA, February 12, 2014—Casey’s General Stores, Inc. (NASDAQ symbol CASY) today announced that it has signed an asset purchase agreement to acquire 24 Stop-n-Go locations. Twenty of the stores are located in North Dakota and four are located in Minnesota.

“We are excited about the opportunity to acquire the Stop-n-Go chain as they are a well-managed and established group of stores in a relatively new market area for Casey’s,” said Robert Myers, President and CEO. “This acquisition will be accretive to earnings in the first year of operation and will provide future earnings enhancements as we realize operating efficiencies and integrate our prepared food operations.”

Mr. Myers continued, “We hope this acquisition serves as a springboard for more Casey’s locations in the area as we continue to look for opportunities to build and buy stores in the upper Midwest.”

The acquisition is subject to certain regulatory approvals and other customary closing conditions, including the Company’s receipt of satisfactory inspection reports related to the stores. The transaction is expected to close in May 2014, and will be funded by a combination of existing cash and operating cash flow.